Exhibit 1.1

Purple Biotech Ltd.

July 1, 2024

Holder of Existing Warrants

Re:	Inducement Offer to Exercise Existing Warrants to Purchase Ordinary Shares Represented by ADSs

Dear Holder:

Purple Biotech Ltd. (the “Company”) is pleased to offer to you (“Holder,” “you” or similar terminology) the opportunity to receive (i) new warrants to purchase American Depositary Shares (“ADSs”), each representing ten (10) ordinary shares, no par value per share (the “Ordinary Shares”), and (ii) a reduction in the Exercise Price (as defined in the respective Existing Warrants (as defined herein)) of the warrants set forth on Exhibit A hereto (the “Existing Warrants”) held by you in consideration for exercising by you for cash all of the Existing Warrants, as set forth on the signature page hereto. The issuance of the ADSs issuable upon exercise of the Existing Warrants (the “Existing Warrant ADSs”) has been registered for sale pursuant to effective registration statements on Form F-1 (File No. 333-275216) and Form F-3 (File Nos. 333-235327 and 333-233795) (collectively, the “Registration Statements”). The Registration Statements are currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance of the Existing Warrant ADSs. If required, no later than the Closing (as defined herein), the Company shall file a prospectus supplement to the Registration Statements in connection with the Existing Warrants pursuant to the terms hereunder. Capitalized terms not otherwise defined herein shall have the meanings set forth in the New Warrants (as defined herein).

The Company desires to reduce the Exercise Price (as defined in the respective Existing Warrants) of the Existing Warrants to $0.36 per ADS (the “Reduced Exercise Price”). In consideration for the exercise in full for cash of all of the Existing Warrants held by the Holder, as set forth on the Holder’s signature page hereto (the “Warrant Exercise”), on or before the Execution Time (as defined below), the Company hereby offers to sell and issue you (i) a new unregistered Series A-1 warrant to purchase Ordinary Shares represented by ADSs (the “Series A-1 New Warrants”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to a number of ADSs equal to 100% of the number of Existing Warrant ADSs issued pursuant to the Warrant Exercise hereunder and (ii) a new unregistered Series A-2 warrant to purchase Ordinary Shares represented by ADSs (the “Series A-2 New Warrants” and, collectively with the Series A-1 New Warrants, the “New Warrants”) pursuant to Section 4(a)(2) of the Securities Act, to purchase up to a number of ADSs equal to 100% of the number of Existing Warrant ADSs issued pursuant to the Warrant Exercise hereunder. The Series A-1 New Warrants shall have an exercise price per ADS equal to $0.40, subject to customary adjustments as provided therein, will be exercisable immediately and have a term of exercise of five (5) years, which Series A-1 New Warrants shall be substantially in the form as set forth in Exhibit B hereto. The Series A-2 New Warrants shall have an exercise price per ADS equal to $0.40, subject to customary adjustments as provided therein, will be exercisable immediately and have a term of exercise of twenty-four (24) months, which Series A-2 New Warrants shall be substantially in the form as set forth in Exhibit C hereto.

The New Warrant certificate(s) will be delivered at Closing, and such New Warrants, together with any ADSs issuable upon exercise of the New Warrants (the “New Warrant ADSs”), will, unless and until their sales are registered under the Securities Act, contain customary restrictive legends and other language typical for an unregistered warrant and unregistered ADSs. Notwithstanding anything herein to the contrary, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) of the Existing Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Existing Warrant ADSs to the Holder that would not cause the Holder to exceed the maximum number of ADSs permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter (including the cash payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Existing Warrants (provided no additional exercise price shall be due and payable). The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Existing Warrants is as set forth on the Holder’s signature page hereto.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter agreement below, with such acceptance constituting Holder’s exercise in full of the Existing Warrants for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrant Exercise Price”) on or before 8:59 a.m., Eastern Time, on July 1, 2024 (the “Execution Time”).

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that, as of the date hereof it is, and on each date on which it exercises any New Warrants it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and agrees that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the New Warrant ADSs will be registered under the Securities Act, except as provided in Annex A attached hereto. Also, Holder represents and warrants that it is acquiring the New Warrants as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the New Warrants or the New Warrant ADSs (this representation is not limiting Holder’s right to sell the New Warrant ADSs pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

At the time Holder was offered the New Warrants, it was, and as of the date hereof it is, and on each date on which it, or any transferee thereof, exercises any New Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act; (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act; (iii) if Holder is located in the State of Israel, (A) an investor of the type enumerated in the First Addendum to the Israeli Securities Law, 5728-1968 (a “Qualified Israeli Investor” and the “Israeli Securities Law”), purchasing for its own account or, where permitted under the First Addendum to the Israeli Securities Law, for the account(s) of its clients who are Qualified Israeli Investors, and (B) located outside the United States and not a “U.S. Person” as defined in Rule 902 under the Securities Act, or (iv) if the Holder is located in another non-U.S. jurisdiction (other than the State of Israel), located outside the State of Israel and the United States and is not a “U.S. Person” as defined in Rule 902 under the Securities Act; and undertakes that it will provide the Company with appropriate documentation to such effect, as required under applicable Israeli or other relevant law and regulation.

At the time Holder was offered the New Warrants, it was not, and as of the date hereof it is not, and on each date on which it, or any transferee thereof, exercises any New Warrants, it will not be an Enemy of Israel (as such term is defined under the Israeli Trading with the Enemy Ordinance of 1939) nor acting on behalf of or for the benefit of such. Holder further acknowledges that no action will be taken in Israel that would permit the offering of the New Warrants, the ADSs issuable upon exercise of the New Warrants (or the Ordinary Shares represented by such ADSs) or the distribution of any prospectus or other offering document to the public in Israel, and that the New Warrants and the ADSs issuable upon exercise of the New Warrants (or the Ordinary Shares represented by such ADSs) were and are issued pursuant to an exemption from the prospectus requirements under the Israeli Securities Law and that accordingly, such securities are subject to the resale restrictions under Section 15C of the Israeli Securities Law and Section 5 of the Israeli Securities Regulations (Details Regarding Sections 15A-15C of the Securities Law-1968) – 2000. Holder undertakes to comply with such restrictions with respect to the resale of the securities in Israel, including by way of sale on the Tel Aviv Stock Exchange.

Holder is not a party to any agreement or arrangement, whether written or oral, between the Holder and any of the Company's shareholders as of the date hereof or a corporation in which the Company's shareholders are an “Interested Party” (as defined in the Companies Law, 5759- 1999) as of the date hereof, regulating the management of the Company, the shareholders’ rights in the Company, the transfer of shares in the Company, including any voting agreements, shareholder agreements or any other similar agreement even if its title is different or has any other relations or agreements with any of the Company's shareholders, directors or officers.

Holder (i) represents and warrants to the Company that it is not a tax resident of Israel, does not maintain a permanent establishment in Israel and is not otherwise subject to Israeli taxation; and (ii) undertakes to reasonably cooperate with the Company (including to provide, within five (5) business days of request by the Company, any reasonably requested documents) in connection with the filing by the Company of any required application with the Israel Tax Authority for an Israeli tax withholding exemption, certificate or ruling in connection with the transactions contemplated by this letter agreement. In connection therewith, Holder undertakes to execute and deliver to the Company, simultaneously with the execution and delivery of this letter agreement by Holder, a “Declaration of Status for Israeli Income Tax Purposes” in the form attached hereto as Exhibit D.

The Holder understands that issuance of the New Warrants and the New Warrant ADSs are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“THE OFFER AND SALE OF THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

Certificates evidencing the New Warrant ADSs shall not contain any legend (including the legend set forth above), (i) in connection with any sale of such New Warrant ADSs, while a registration statement covering the resale of such New Warrant ADSs is effective under the Securities Act, (ii) in connection with any sale of such New Warrant ADSs pursuant to Rule 144 under the Securities Act, (iii) if such New Warrant ADSs are eligible for sale under Rule 144 (assuming cashless exercise of the New Warrants), without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such New Warrant ADSs and without volume or manner-of-sale restrictions, (iv) if such New Warrant ADSs may be sold under Rule 144 (assuming cashless exercise of the New Warrants) and the Company is then in compliance with the current public information required under Rule 144 as to such New Warrant ADSs, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the Depositary promptly after the Delegend Date if required by the Company and/or the Depositary to effect the removal of the legend hereunder, or at the request of the Holder, which opinion shall be in form and substance reasonably acceptable to the Depositary or the Holder, as the case may be. From and after the Delegend Date, such New Warrant ADSs shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than one (1) Trading Day following the delivery by the Holder to the Company or the Depositary of, (i) in case of certificated New Warrant ADSs, a certificate representing the New Warrant ADSs issued with a restrictive legend and (ii) such certificate(s) or other documentation reasonably requested by the Company’s counsel and/or the Depositary, including a customary representation letter, in form and substance reasonably acceptable to the Company’s counsel and/or the Depositary (such first (1st) Trading Day, the “Legend Removal Date”; provided, however, that if a Legend Removal Date is a Friday or any other day on which commercial banks in Israel are closed, then “Legend Removal Date” shall mean the next Trading Day when commercial banks in Israel are open), deliver or cause to be delivered to the Holder a book-entry statement or a certificate, as applicable, representing such shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

In addition to the Holder’s other available remedies, the Company shall pay to a Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of New Warrant ADSs (based on the VWAP of the ADSs on the date such New Warrant ADSs are submitted to the Depositary) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Holder by the Legend Removal Date a book-entry statement or a certificate, as applicable, representing the New Warrant ADSs that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Holder purchases (in an open market transaction or otherwise) ADSs and/or Ordinary Shares to deliver in satisfaction of a sale by the Holder of all or any portion of the number of ADSs and/or Ordinary Shares, or a sale of a number of ADSs and/or Ordinary Shares equal to all or any portion of the number of ADSs and/or Ordinary Shares that the Holder anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Holder’s total purchase price for the ADSs and/or Ordinary Shares so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of New Warrant ADSs that the Company was required to deliver to the Holder by the Legend Removal Date and for which the Holder was required to purchase ADSs and/or Ordinary Shares to timely satisfy delivery requirements, multiplied by (B) the weighted average price at which the Holder sold that number of ADSs. The Depositary does not have, nor will it accept, any liability hereunder.

If this offer is accepted and the transaction documents are executed by the Execution Time, then as promptly as possible following the Execution Time, but in any event no later than 9:00 a.m., Eastern Time, on the date hereof, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and shall file a Report on Form 6-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto within the time required by the Exchange Act. From and after the dissemination of such press release, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the dissemination of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the Existing Warrant ADSs shall be issued at Closing free of any legends or restrictions on resale by Holder.

No later than the first (1st) Trading Day following the date of the public disclosure of the transactions contemplated hereunder (provided, however, that if such first (1st) Trading Day is a Friday or any other day on which commercial banks in Israel are closed, then such first (1st) Trading Day shall be the next Trading Day when commercial banks in Israel are open), the closing (“Closing”) shall occur at the offices of H.C. Wainwright & Co., LLC (the “Placement Agent”) or such other location as the parties shall mutually agree. Unless otherwise directed by the Placement Agent, settlement of the Existing Warrant ADSs shall occur via “Delivery Versus Payment” (“DVP”) (i.e., on the Closing Date (as defined below), the Company shall cause the Depositary to deliver the Existing Warrant ADSs registered in the Holder’s name and address provided to the Company in writing and released by the Depositary directly to the account(s) at the Placement Agent identified by the Holder; upon receipt of such Existing Warrant ADSs, the Placement Agent shall promptly electronically deliver such Existing Warrant ADSs to the applicable Holder, and payment therefor shall concurrently be made to the Company by the Placement Agent (or its clearing firm) by wire transfer to the Company). The date of the Closing of the Warrant Exercise shall be referred to as the “Closing Date”.

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder or any other holders of Existing Warrants or other warrants to purchase Ordinary Shares represented by ADSs of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until six (6) months after the date hereof, that none of the terms offered to any Other Holder with respect to any Other Warrant Exercise Agreement (or any amendment, modification or waiver thereof) relating to warrants that were sold concurrently with the Existing Warrants, is or will be more favorable to such Other Holder than those of the Holder and this letter agreement unless such terms are concurrently offered to the Holder. If, and whenever on or after the date hereof until six (6) months after the date hereof, the Company enters into an Other Warrant Exercise Agreement relating to warrants that were sold concurrently with the Existing Warrants, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Existing Warrant ADSs), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each such Other Warrant Exercise Agreement.

The Company shall pay all Depositary fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Existing Warrant ADSs (including, but not limited to, brokerage commissions and other out-of-pocket expenses, if any). This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

***************

Sincerely yours,

PURPLE BIOTECH LTD.

By:
Name:
Title:

[Holder Signature Page Follows]

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Existing Warrants: ___________________

Aggregate Warrant Exercise Price at the Reduced Exercise Price being exercised contemporaneously with signing this letter agreement: ________________________

Existing Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

Series A-1 New Warrants: _______________ (100% of the total Existing Warrants being exercised)

Series A-2 New Warrants: _______________ (100% of the total Existing Warrants being exercised)

New Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:

[Holder signature page to PPBT Inducement Offer]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently an issuer identified in Rule 144(i) under the Securities Act.

b)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its shareholders in connection herewith other than in connection with the Required Approvals (as such term is defined herein). This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. For the purpose of this letter, Required Approval shall mean: (i) the filing of the Form 6-K required pursuant to this letter agreement, (ii) the filing with the Commission of a Prospectus Supplement, if necessary, (iii) application(s) to each applicable Trading Market for the listing of the ADSs issuable upon exercise of the New Warrants for trading thereon in the time and manner required thereby, (iv) if required, the filing of Form D with the Commission in connection with the issuance of the New Warrants, (v) the approval of the Tel Aviv Stock Exchange for the listing of the Ordinary Shares issuable upon exercise of the New Warrants for trade on the Tel Aviv Stock Exchange, (vi) filings to the extent required by the Israeli Registrar of Companies and (vii) such filings as are required to be made under applicable Israeli and state securities laws (collectively, the “Required Approvals”).

c)	No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation (including that the Company is not required to publish a prospectus in the State of Israel under the laws of the State of Israel with respect to the offer or sale of the New Warrants or the ADSs issuable upon exercise of the New Warrants (or the Ordinary Shares represented by such ADSs) (assuming that the New Warrants and such underlying ADSs (and the Ordinary Shares represented by such ADSs) have not been offered or sold in Israel other than to Qualified Israeli Investors and that each Holder that resides in the State of Israel is a Qualified Israeli Investor)), order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

d)	Registration Obligations. As soon as reasonably practicable (and in any event within 30 calendar days of the date of this letter agreement (the “Filing Date”)), the Company shall file a registration statement on Form F-3 (or other appropriate form if the Company is not then F-3 eligible) providing for the resale of the New Warrant ADSs by the holders of the New Warrants (the “Resale Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Registration Statement to become effective within sixty (60) calendar days following the date hereof (or within 90 calendar days following the date hereof in case of “full review” of such registration statement by the Commission) (the “Effectiveness Date”) and to keep the Resale Registration Statement effective at all times until no holder of the New Warrants owns any New Warrants or New Warrant ADSs. In the event that the Resale Registration Statement is not (i) filed by the Filing Date or (ii) declared effective by the Commission by the Effectiveness Date, then, in addition to any other rights the holders of New Warrants may have hereunder or under applicable law, on the Filing Date or the Effectiveness Date (each such date being referred to herein as an “Event Date”) and on each monthly anniversary of such Event Date (if the Resale Registration Statement shall not have been filed or declared effective by the applicable Event Date) until the Resale Registration Statement is filed or declared effective, the Company shall pay to each holder of New Warrants an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate exercise price of the New Warrants held by each holder of the New Warrants. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holders of the New Warrants, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the Resale Registration Statement being filed or declared effective, as the case may be.

e)	Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market and Tel Aviv Stock Exchange.

f)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement (including that the Company is not required to publish a prospectus in the State of Israel under the laws of the State of Israel with respect to the offer or sale of the New Warrants or the ADSs issuable upon exercise of the New Warrants (or the Ordinary Shares represented by such ADSs) (assuming that the New Warrants and such ADSs issuable upon exercise of the New Warrants (and the Ordinary Shares represented by such ADSs) have not been offered or sold in Israel other than to Qualified Israeli Investors and that each Holder that resides in the State of Israel is a Qualified Israeli Investor)), other than: the Required Approvals.

g)	Listing of ADSs. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the ADSs and the Ordinary Shares, as applicable, on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall, to the extent required by the applicable Trading Market, apply to list or quote all of the New Warrant ADSs on such Trading Market and promptly secure the listing of all of the New Warrant ADSs on such Trading Market. The Company further agrees, if the Company applies to have the ADSs or the Ordinary Shares traded on any other Trading Market, it will then include in such application all of the New Warrant ADSs, and will take such other action as is necessary to cause all of the New Warrant ADSs to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its ADSs and the Ordinary Shares, as applicable, on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to use commercially reasonable efforts to maintain the eligibility of the ADSs and the Ordinary Shares for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

h)	Subsequent Equity Sales.

(i)	From the date hereof until seventy (70) days after the Closing Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs, Ordinary Shares or Ordinary Share Equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to this letter agreement. Notwithstanding the foregoing, this Section (h)(i) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance. “Exempt Issuance” means the issuance of (a) ADSs, Ordinary Shares, options or restricted share units to employees, officers or directors of the Company pursuant to any stock or option or equity-based incentive plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder, warrants to the Placement Agent in connection with the transactions pursuant to this letter agreement and any securities upon exercise of warrants to the Placement Agent and/or other securities exercisable or exchangeable for or convertible into ADSs or Ordinary Shares issued and outstanding on the date of this letter agreement, provided that such securities have not been amended since the date of this letter agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in this Section (h)(i), and provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) securities issued as part of any future agreement under which the Company sells or transfers all or a portion of its royalty receivables to a third party or a similar transaction based on future royalties of the Company provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in this Section (h)(i)).

(ii)	From the date hereof until one (1) year after the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of ADSs, Ordinary Shares or Ordinary Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional ADSs or Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the ADSs or Ordinary Shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for ADSs or the Ordinary Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, except that following the restrictive period set forth in Section (h)(i), the Company may enter into and effect sales pursuant to its existing or any future at–the-market facility. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

i)	Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the New Warrants and New Warrant ADSs as required under Regulation D and to provide a copy thereof, promptly upon request of any Holder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the New Warrants and New Warrant ADSs for, sale to the Holder at Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Holder.

Exhibit A

Existing Warrants

Exhibit B

Form of Series A-1 New Warrants

Exhibit C

Form of Series A-2 New Warrants

Exhibit D

Form of Declaration of Status for Israeli Income Tax Purposes